Exhibit 99.1

FOR IMMEDIATE RELEASE
DATE: May 3, 2010

CONTACT:	Brian L. Vance
President and Chief Executive Officer
(360) 943-1500

HERITAGE FINANCIAL ANNOUNCES FIRST QUARTER 2010 RESULTS

•	Strong capital position at March 31, 2010 with a tangible common equity to tangible assets ratio of 12.3% and a total capital to risk-weighted assets ratio of 21.3%

•	Solid coverage ratios at March 31, 2010 including an allowance for loan losses to total loans of 3.3% and an allowance for loan losses to nonperforming loans of 86.0%

•	Nonperforming loans decreased to $28.8 million at March 31, 2010 from $33.0 million at December 31, 2009

•	Non-maturity deposits (total deposits less certificate of deposit accounts) as of March 31, 2010 increased to 64.6% of total deposits

•	Net interest margin improved to 4.58% for the quarter ended March 31, 2010 from 4.45% for the quarter ended December 31, 2009

Olympia, WA - HERITAGE FINANCIAL CORPORATION (NASDAQ GS: HFWA) Brian L. Vance, President and CEO of Heritage Financial Corporation (“Company” or “Heritage”), today reported net income for the quarter ended March 31, 2010 of $696,000 compared to a net loss of $594,000 for the quarter ended March 31, 2009. Including preferred stock dividends, the net income applicable to common shareholders for the quarter ended March 31, 2010 was $365,000, or $0.03 per diluted common share, compared with a net loss applicable to common shareholders of $923,000, or $0.14 per diluted common share for the quarter ended March 31, 2009. The increase in earnings from the quarter ended March 31, 2009 was substantially attributable to the decrease in provision for loan losses and the increase in net interest income.

Mr. Vance commented, “Although our net income for the quarter was modest, we are pleased with some of the trends in our income statement and balance sheet. We are especially pleased with our net interest margin of 4.58% for the first quarter of 2010 which is an improvement over last quarter’s margin. Our overall deposit strategy continues to focus on improving our deposit mix with a goal of having a strong net interest margin and modifying the cost of our liabilities in anticipation of a likely rising rate environment. In addition, we experienced year over year gains in our net revenue before provision for loan losses, with gains in both net interest income before provision for loan losses and non-interest income.

“While we experienced a modest decline in our non-performing assets at March 31, 2010 as compared to year-end, total nonperforming assets may fluctuate for the next few quarters. With respect to the level of our nonperforming loans, we continue to have a very strong loan loss reserve coverage ratio at March 31, 2010 of 86.0%. Loan demand remains reduced but we hope to see improvement in the overall economic trends and loan demand in the last half of this year.

“The housing sector continues to show weakness in the Pacific Northwest, especially in the land development area. There has been some localized improvement in single family housing sales, however, and subsequent reduced inventories of homes for sale. In our second quarter 2009 Earnings Press Release, I said: ‘Although we are beginning to see encouraging pockets of economic improvement, we believe the Pacific Northwest will likely not see measurable or sustainable economic growth and real estate value stabilization until well into 2010.’ Unfortunately, that comment has proven to be accurate in that we continue to see single family home values in many areas of our market declining along with retail lot valuations, although both at slower rates. Further reductions in home and lot values, with subsequent inventory reductions, will be necessary to truly bring our region’s housing back to a healthy state. This ongoing deterioration in value, especially with single family lots, will place continued pressure on our earnings for the next few quarters.

Mr. Vance concluded, “We are operating in a difficult but improving economic environment. With a tangible common equity to tangible assets ratio of 12.3% and a total capital to risk-weighted assets ratio of 21.3%, coupled with our solid loan loss reserves and a committed employee team, I believe Heritage is well positioned to take advantage of the opportunities that inevitably will arise. We continue to evaluate strategic growth opportunities with the same disciplined approach that has served us well through this volatile economic period. I am encouraged to see our Company’s positive momentum that I believe will lead to increased growth and improved financial performance for the benefit of our employees, customers, and shareholders as well as the communities we serve.”

The Company’s total assets decreased $3.0 million to $1.012 billion at March 31, 2010 from $1.015 billion at December 31, 2009 and increased $55.5 million from $956.3 million at March 31, 2009. Total loans (including loans held for sale) decreased $15.1 million to $758.0 million at March 31, 2010 from $773.1 million at December 31, 2009. This decrease was due substantially to a $12.4 million decline in real estate construction loans. The decline in the real estate construction portfolio was as a result of a combination of charge offs in the amount of $2.2 million, transfers to other real estate owned of $1.3 million, and the balance due to loan payoffs. At March 31, 2010, real estate construction loan balances accounted for 11.0% of total loans of which 5.5% of total loans are within the single-family residential construction portfolio. Commercial loan balances decreased $3.1 million due substantially to charge-offs in the amounts of $2.9 million during the quarter ended March 31, 2010.

Deposits decreased $4.2 million to $835.9 million at March 31, 2010 from $840.1 million at December 31, 2009. Since December 31, 2009, non-maturity deposits (total deposits less certificate of deposit accounts) increased $4.0 million and certificate of deposit accounts have decreased $8.3 million. As a result, the percentage of certificate of deposit accounts to total deposits decreased to 35.4% at March 31, 2010 from 36.2% at December 31, 2009.

At March 31, 2010, the Company’s stockholders’ equity to total assets was 15.8% compared to 15.6% at December 31, 2009. The Company and its subsidiary banks continue to maintain capital levels significantly in excess of the requirements to be categorized as “well-capitalized” under applicable regulatory standards. The Company had Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios at March 31, 2010 of 14.6%, 20.0% and 21.3%, respectively, as compared to 14.4%, 19.4% and 20.7% at December 31, 2009, respectively.

Net interest income increased $587,000, or 5.8%, to $10.7 million for the quarter ended March 31, 2010 compared with the same period in 2009 of $10.1 million. However, Heritage’s net interest margin for the quarter ended March 31, 2010 decreased 10 basis points to 4.58% from 4.68% for the same period in 2009. The net interest margin increased 13 basis points from the prior quarter ended December 31, 2009. “Our improved net interest margin from the prior quarter was the result of the decline in the cost of deposits and a slight improvement in the yield earned on interest earning assets,” said Don Hinson, SVP and CFO. “The average rate earned on interest-earning assets increased by two basis points compared to the preceding quarter, while the rate paid on interest-bearing deposits decreased 16 basis points.”

The provision for loan losses decreased $1.5 million to $3.8 million for the quarter ended March 31, 2010 from $5.3 million for the quarter ended March 31, 2009 and decreased $1.2 million from $5.0 million for the quarter ended December 31, 2009. The Company had net charge-offs of $5.1 million for the quarter ended March 31, 2010 compared to net charge-offs of $518,000 for the quarter ended March 31, 2009 and $3.8 million for the quarter ended December 31, 2009.

The allowance for loan losses at March 31, 2010 decreased by $1.4 million to $24.8 million from $26.2 million at December 31, 2009. Nonperforming assets decreased to $30.4 million, or 3.01% of total assets, at March 31, 2010 from $33.7 million, or 3.32% of total assets, at December 31, 2009 due to decreases in nonperforming loans partially offset by increases in other real estate owned. Potential problem loans decreased $2.2 million to $43.7 million at March 31, 2010 from $45.8 million at December 31, 2009. The Company believes that its allowance for loan losses is adequate to provide for probable losses based on an evaluation of known and inherent risk in the loan portfolio at March 31, 2010.

Nonperforming loans to total loans decreased to 3.81% at March 31, 2010 from 4.27% as December 31, 2009 and the allowance for loan losses to nonperforming loans increased to 86.0% at March 31, 2010 from 79.3% at December 31, 2009. The decrease of $4.1 million in nonperforming loans was primarily attributable to charge-offs of $5.4 million during the quarter ended March 31, 2010. Of these charge-offs, $3.0 million related to nonperforming commercial loans and $2.4 million related to nonperforming construction loans. In addition, nonperforming construction loan balances totaling $1.3 million were transferred to other real estate owned during the quarter ended March 31, 2010. These decreases in total nonperforming loans were partially offset by a $2.9 million addition of a residential construction development loan in Mason County, Washington. This loan was reported as a potential problem loan at December 31, 2009, and is the primary reason for the decrease in potential problem loans during the quarter ended March 31, 2010. At March 31, 2010, a large lending relationship having loans with a balance of $10.6 million was included within potential problem loans. The loans, which were categorized as potential problem loans in 2009, are to a builder/developer of a condominium project in Pierce County, Washington. The Company has appraisals which justify current carrying values. However, due to the slow rate at which the individual units are selling, it is becoming more likely these loans will become nonaccrual loans in the future. While at this time management believes they have adequately reserved for these loans, should they migrate to nonaccrual status and property values continue to deteriorate below their current values, additional loss provisions may be necessary.

Total non-interest income increased $119,000, or 5.8%, to $2.2 million for the quarter ended March 31, 2010 compared to $2.0 million for the same period in 2009. The increase was due substantially to an increase of $36,000 in service charges on deposits due to increased transaction deposits and an increase of $33,000 in merchant Visa income due to increased merchant sales volume.

Non-interest expense increased $195,000 or 2.5% to $8.1 million during the quarter ended March 31, 2010 compared to $7.9 million for the quarter ended March 31, 2009. The increase was due to increased FDIC assessment rates resulting in an increase in the amount of $209,000, increased salaries and benefits expense in the amount of $184,000 resulting primarily from increased full-time employees, and increased professional services in the amount of $145,000 resulting from additional consultant expenses. These increases were partially offset by a $402,000 decline in other expense as a result of a net gain of $92,000 on sale of other real estate owned during the quarter ended March 31, 2010, compared to a net loss of $85,000 on sale of other real estate owned during the quarter ended March 31, 2009 and an assessment during the quarter ended March 31, 2009 in the amount of $239,000 from the Washington Public Deposit Protection Commission due to uncollateralized public deposits of a failed bank. There was no assessment during the quarter ended March 31, 2010. Non-interest expense increased $698,000 from the prior quarter ended December 31, 2009 due primarily to increased salaries and employees benefits. The increase in salaries and employee benefits was due primarily to a reversal of accrued incentive bonuses during the quarter ended December 31, 2009.

The $190,000 impairment loss on investment securities recorded during the quarter ended March 31, 2010 was the result of other-than-temporary impairment charge on the private label residential mortgage securities received in the redemption-in-kind of the AMF Ultra Short Mortgage Fund in 2008. The $175,000 net impairment loss on investment securities during the quarter ended March 31, 2009 was also due to the private label residential mortgage securities received in the redemption.

Earnings Conference Call

The Company will hold a telephone conference call to discuss this earnings release on May 3, 2010, at 11:00 a.m. Pacific time. To access the call, please dial (800) 230-1059 a few minutes prior to 11:00 a.m. Pacific time. The call will be available for replay ending May 17, 2010, by dialing (800) 475-6701 — access code 152825.

About Heritage Financial

Heritage Financial Corporation is a bank holding company headquartered in Olympia, Washington. The Company operates two community banks, Heritage Bank and Central Valley Bank. Heritage Bank serves Pierce, Thurston, south King and Mason Counties in the south Puget Sound region of Washington through its fourteen full-service banking offices and its Online Banking Website www.HeritageBankWA.com. Central Valley Bank serves Yakima and Kittitas Counties in central Washington through its six full-service banking offices and its Online Banking Website www.CVBankWA.com. Additional information about Heritage Financial Corporation is available on its Internet Website www.HF-WA.com.

Non-GAAP Financial Measures

This news release contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (GAAP). These measures include average tangible common equity, tangible book value per share and tangible common equity to tangible assets. Tangible common equity (tangible book value) excludes preferred stock, goodwill and other intangible assets. Tangible assets exclude goodwill and other intangible assets. Management has presented these non-GAAP financial measures in this earnings release because it believes that they provide useful and comparative information to assess trends in the Company’s capital reflected in the current quarter and year-to-date results. Where applicable, the Company has also presented comparable capital information using GAAP financial measures. Reconciliation of the GAAP and non-GAAP financial measures are presented below.

(in thousands)	March 31, 2010	December 31, 2009	March 31, 2009
Stockholders’ equity	$159,630	$158,498	$111,866
Less: goodwill and other intangible assets	13,338	13,358	13,416

Tangible equity	146,292	145,140	98,450
Less: preferred stock	23,518	23,487	23,396

Tangible common equity	$122,774	$121,653	$75,054

Total assets	$1,011,810	$1,014,859	$956,346
Less: goodwill and other intangible assets	13,338	13,358	13,416

Tangible assets	$998,472	$1,001,501	$942,930

Forward-Looking Statements

“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs and changes in our allowance for loan losses and provision for loan losses that may be impacted by deterioration in the housing and commercial real estate markets; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) and of our bank subsidiaries by the Federal Deposit Insurance Corporation (the “FDIC”), the Washington State Department of Financial Institutions, Division of Banks (the “Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, including the interpretation of regulatory capital or other rules; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our workforce and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to implement our branch expansion strategy; our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto; changes in consumer spending, borrowing and savings habits; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; future legislative changes in the United States Department of Treasury Troubled Asset Relief Program Capital Purchase Program; and other risks detailed from time to time in our filings with the Securities and Exchange Commission.

The Company cautions readers not to place undue reliance on any forward-looking statements. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company. The Company does not undertake and specifically disclaims any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2010 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us, and could negatively affect the Company’s operating and stock price performance.

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF FINANCIAL CONDITION

(Dollar amounts in thousands; unaudited)

	March 31,	December 31,	March 31,
	2010	2009	2009
Assets
Cash on hand and in banks	$17,976	$20,106	$19,187
Interest earning deposits	94,346	87,125	73,107
Investment securities available for sale	95,268	90,736	34,837
Investment securities held to maturity	13,551	13,636	11,470
Loans held for sale	634	825	1,402
Loans receivable	757,357	772,247	786,797
Less: Allowance for loan losses	(24,797)	(26,164)	(20,155)

Loans receivable, net	732,560	746,083	766,642
Other real estate owned	1,590	704	2,022
Premises and equipment, net	16,551	16,394	16,594
Federal Home Loan Bank stock	3,566	3,566	3,566
Accrued interest receivable	3,783	4,018	3,765
Prepaid expenses and other assets	18,647	18,308	10,338
Goodwill and other intangible assets	13,338	13,358	13,416

Total assets	$1,011,810	$1,014,859	$956,346

Liabilities and Stockholders’ Equity
Deposits	$835,896	$840,128	$839,747
Securities sold under agreement to repurchase	10,254	10,440	—
Accrued expenses and other liabilities	6,030	5,793	4,733

Total liabilities	852,180	856,361	844,480

Preferred stock	23,518	23,487	23,396
Common stock	73,851	73,534	26,667
Unearned compensation	(248)	(270)	(336)
Retained earnings	62,345	61,980	61,647
Accumulated other comprehensive income (loss), net	164	(233)	492

Total stockholders’ equity	159,630	158,498	111,866

Total liabilities and stockholders’ equity	$1,011,810	$1,014,859	$956,346

Common stock, shares outstanding	11,082,554	11,057,972	6,705,954

HERITAGE FINANCIAL CORPORATION

CONDENSED STATEMENTS OF INCOME (LOSS)

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Interest income:
Interest and fees on loans	$11,970	$12,452	$12,895
Taxable interest on investment securities	745	692	447
Nontaxable interest on investment securities	73	68	55
Interest on federal funds sold and interest earning deposits	60	75	44

Total interest income	12,848	13,287	13,441

Interest expense:
Deposits	2,163	2,514	3,363
Borrowed funds	20	19	—

Total interest expense	2,183	2,533	3,363

Net interest income	10,665	10,754	10,078
Provision for loan losses	3,750	4,950	5,250

Net interest income after provision for loan losses	6,915	5,804	4,828

Non-interest income:
Gain on sales of loans	66	178	97
Service charges on deposits	1,025	1,086	989
Merchant Visa income	715	754	682
Other income	350	235	269

Total non-interest income	2,156	2,253	2,037

Non-interest expense:
Salaries & employee benefits	4,015	3,074	3,831
Occupancy and equipment	1,027	988	1,033
Data processing	420	412	409
Marketing	211	247	226
Merchant Visa	597	631	565
Professional services	286	269	141
State and local taxes	217	272	195
Impairment loss on securities	190	236	175
Federal deposit insurance	354	350	145
Other expense	758	898	1,160

Total non-interest expense	8,075	7,377	7,880

Income (loss) before federal income taxes	996	680	(1,015)
Federal income tax expense (benefit)	300	(92)	(421)

Net income (loss)	$696	$772	$(594)

Dividends accrued and discount accreted on preferred shares	$331	$331	$329

Net income (loss) applicable to common shareholders	$365	$441	$(923)

Basic earnings/(loss) per common share	$0.03	$0.04	$(0.14)
Diluted earnings/(loss) per common share	$0.03	$0.04	$(0.14)

Average number of common shares outstanding	11,000,997	10,989,598	6,610,410
Average number of diluted common shares outstanding	11,043,446	11,016,089	6,610,410

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Performance Ratios:
Net interest margin	4.58%	4.45%	4.68%
Efficiency ratio	62.98%	56.72%	65.04%
Return on average assets	0.28%	0.30%	(0.25)%
Return on average common equity	1.08%	1.28%	(4.13)%

Average Balances:
Average assets	$1,012,835	$1,022,564	$946,140
Average earning assets	943,451	958,606	872,749
Average total loans	764,906	778,638	801,618
Average deposits	837,719	845,606	827,044
Average equity	160,067	160,478	113,979
Average common equity	136,579	137,020	90,611
Average tangible common equity	123,229	123,651	77,182

	As of Period End
	March 31, 2010	December 31, 2009	March 31, 2009
Financial Measures:
Book value per common share	$12.28	$12.21	$13.19
Tangible book value per common share	$11.08	$11.00	$11.19
Stockholders’ equity to total assets	15.8%	15.6%	11.7%
Tangible common equity to tangible assets	12.3%	12.2%	8.0%
Tier 1 leverage capital to average assets	14.6%	14.4%	10.5%
Tier 1 capital to risk-weighted assets	20.0%	19.4%	12.8%
Total capital to risk-weighted assets	21.3%	20.7%	14.1%
Loans to deposits ratio	87.7%	88.9%	91.5%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands, except per share amounts; unaudited)

	Three Months Ended
	March 31, 2010	December 31, 2009	March 31, 2009
Allowance for Loan Losses:
Allowance balance, beginning of period	$26,164	$25,052	$15,423
Provision for loan losses	3,750	4,950	5,250
Net charge-offs:
Commercial	2,862	69	502
Real estate mortgages	—	189	—
Real estate construction	2,238	3,564	—
Consumer	17	16	16

Total net charge-offs	5,117	3,838	518

Allowance balance, end of period	$24,797	$26,164	$20,155

	As of Period End
	March 31, 2010	December 31, 2009	March 31, 2009
Nonperforming Assets:
Nonaccrual loans by type:
Commercial	$4,609	$7,266	$3,608
Real estate mortgages	47	—	—
Real estate construction	23,760	25,288	9,798
Consumer	—	—	10

Total nonaccrual loans	28,416	32,554	13,416
Restructured loans	417	425	—

Total nonperforming loans	28,833	32,979	13,416
Other real estate owned	1,590	704	2,022

Nonperforming assets	$30,423	$33,683	$15,438

Accruing loans past due 90 days or more	$741	$277	$40
Potential problem loans(1)	43,659	45,848	35,244
Allowance for loan losses to:
Total loans	3.27%	3.39%	2.56%
Nonperforming loans	86.00%	79.34%	150.23%
Nonperforming loans to total loans	3.81%	4.27%	1.71%
Nonperforming assets to total assets	3.01%	3.32%	1.61%

(1)	Potential problem loans are those loans that are currently accruing interest and are not considered impaired, but which are being monitored because the financial information of the borrower causes concern as to their ability to comply with their loan repayment terms.

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	Three months ended			Three months ended
	March 31, 2010			March 31, 2009
		Interest			Interest
	Average	Earned/	Average	Average	Earned/	Average
	Balance	Paid	Rate	Balance	Paid	Rate
Interest Earning Assets:
Loans, net	$738,091	$11,970	6.58%	$783,118	$12,895	6.68%
Investments:
Taxable	94,212	745	3.21%	37,200	447	4.88%
Nontaxable	9,055	73	3.28%	6,278	55	3.52%
Interest earning deposits	98,527	60	0.25%	42,317	44	0.42%
Federal Home Loan Bank stock	3,566	—	—	3,566	—	—

Total interest earning assets	943,451	12,848	5.52%	872,479	13,441	6.25%
Non-interest earning assets	69,384			73,661

Total assets	$1,012,835			$946,140

Interest Bearing Liabilities:
Certificates of deposit	$297,870	1,486	2.02%	$337,738	2,248	2.70%
Savings accounts	83,369	133	0.65%	100,866	310	1.24%
Interest bearing demand and money market accounts	331,852	544	0.66%	278,357	805	1.17%

Total interest bearing deposits	713,091	2,163	1.23%	716,961	3,363	1.90%
Securities sold under agreement to repurchase	11,093	20	0.72%	—	—	—

Total interest bearing liabilities	724,184	2,183	1.22%	716,961	3,363	1.90%
Non-interest bearing deposits	124,628			110,083
Other non-interest bearing liabilities	3,956			5,117
Stockholders’ equity	160,067			113,979

Total liabilities & stockholders’ equity	$1,012,835			$946,140

Net interest income		$10,665			$10,078

Net interest spread			4.30%			4.34%
Net interest margin			4.58%			4.68%
Average interest earning assets to average interest bearing liabilities			130.28%			121.69%

HERITAGE FINANCIAL CORPORATION

FINANCIAL STATISTICS

(Dollar amounts in thousands; unaudited)

	March 31, 2010		December 31, 2009		March 31, 2009
	Balance	% of Total	Balance	% of Total	Balance	% of Total
Loan Composition
Commercial	$405,502	53.5%	$408,622	52.8%	$399,590	50.7%
Real estate mortgages:
One to four family residential	52,228	6.9%	54,448	7.0%	53,546	6.8%
Five or more family residential and commercial real estate	197,087	26.0%	194,613	25.2%	191,472	24.3%

Total real estate mortgages	249,315	32.9%	249,061	32.2%	245,018	31.1%
Real estate construction:
One to four family residential	41,599	5.5%	46,060	6.0%	67,406	8.6%
Five or more family residential and commercial real estate	41,774	5.5%	49,665	6.4%	56,465	7.2%

Total real estate construction	83,373	11.0%	95,725	12.4%	123,871	15.7%
Consumer	21,352	2.8%	21,261	2.8%	21,439	2.7%

Gross loans	759,542	100.2%	774,669	100.2%	789,918	100.2%

Deferred loan fees	(1,551)	(0.2)%	(1,597)	(0.2)%	(1,719)	(0.2)%

Total loans	$757,991	100.0%	$773,072	100.0%	$788,199	100.0%

Deposit Composition
Non-interest demand deposits	$126,400	15.1%	$133,169	15.8%	$115,025	13.7%
NOW accounts	217,300	26.0%	211,509	25.2%	198,403	23.6%
Money market accounts	110,104	13.5%	113,332	13.5%	123,390	14.7%
Savings accounts	86,442	10.3%	78,205	9.3%	85,199	10.2%

Total non-maturity deposits	540,246	64.6%	536,215	63.8%	522,017	62.2%
Certificate of deposit accounts	295,650	35.4%	303,913	36.2%	317,730	37.8%

Total deposits	$835,896	100.0%	$840,128	100.0%	$839,747	100.0%